UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2017

SCHOLASTIC CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-19860

DELAWARE	13-3385513
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

557 BROADWAY

NEW YORK, NY 10012

(Address of principal executive offices, including zip code)

(212) 343-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2017, Scholastic Corporation (the “Corporation”) and its principal operating subsidiary, Scholastic Inc., entered into a 5-year credit agreement with a syndicate of banks and Bank of America, N.A., as administrative agent (the “Credit Agreement”). Merrill Lynch, Piece, Fenner & Smith Incorporated and Wells Fargo Securities, LLC acted as joint lead arrangers and joint bookrunners.

The Credit Agreement is in place of the Corporation’s existing credit agreement and has substantially similar terms, except that (i) the borrowing limit is reduced to $375 million from $425 million; (ii) the “starter” basket for permitted payments of dividends and other payments in respect of capital stock has been increased to $275 million from $75 million and (iii) the maturity date has been extended to January 5, 2022. The Corporation’s existing credit agreement originally entered into in 2007 and which had a maturity date of December 5, 2017 was terminated in connection with the entry into the Credit Agreement.

The Credit Agreement provides for an unsecured revolving credit facility. Interest on borrowings under the facility may, at the Corporation’s election, be either a base rate (the higher of Bank of America’s prime rate, the Federal Funds Rate plus 0.5% per annum, or LIBOR for a one month interest period plus 1% per annum) or LIBOR plus, in each case, an applicable margin. The applicable margin ranges from 0.175% per annum to 1.60% per annum depending upon the type of loan under consideration and the Corporation’s then prevailing Consolidated Debt Ratio (as defined in the Credit Agreement). In addition, the Credit Agreement provides for payment of a facility fee in respect of the aggregate amount of revolving credit commitments ranging from 0.20% per annum to 0.40% per annum based upon the Corporation’s then prevailing Consolidated Debt Ratio. The financial terms disclosed in this paragraph are consistent with the financial terms of the Corporation’s prior credit agreement.

A portion of the revolving credit facility up to a maximum of $50 million is available for the issuance of letters of credit. In addition, a portion of the revolving credit facility up to a maximum of $15 million is available for swing line loans. The Credit Agreement has an accordion feature which permits the Corporation, provided certain conditions are satisfied, to increase the facility by up to an additional $150 million.

The Credit Agreement contains certain financial covenants related to debt and interest coverage ratios (as defined in the Credit Agreement), limitations on the amount of dividends and other distributions, and other limitations on fundamental changes to the Corporation or its business. The Credit Agreement also provides for customary affirmative covenants (e.g., financial reporting etc.) and certain events of default, including payment defaults, covenant defaults and other customary defaults.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2017	SCHOLASTIC CORPORATION

/s/ Andrew S. Hedden
Andrew S. Hedden
Executive Vice President, General Counsel and Secretary